Exhibit 21

MOTOROLA MOBILITY HOLDINGS, INC.

LISTING OF MAJOR SUBSIDIARIES

12/31/2011

Hangzhou Motorola Technologies Limited	China
Motorola Mobility Technologies (China) Co., Ltd.	China
Motorola Mobility Technologies (China) Co., Ltd. - BEIJING	China
Motorola Industrial Ltda.	Brazil
Motorola Comercial, S.A. de C.V.	Mexico
Motorola Korea, Inc.	Korea
Kreatel Communications A.B.	Sweden
General Instrument of Taiwan, Ltd.	Taiwan
Motorola Mobility Canada Ltd.	Canada
Motorola Mobility UK Ltd.	UK
Motorola Mobility Germany GmbH	Germany
Quantum Bridge Communications, Inc.	US
Motorola Trading Center Pte. Ltd.	US
Netopia, Inc.	US
Broadbus Technologies, Inc.	US
General Instrument Corporation	US
General Instrument Holdings, Inc.	US
Motorola Mobility Holdings, Inc.	US
Motorola Mobility, Inc.	US
Modulus Video, Inc.	US
Terayon Communication Systems, Inc.	US
Motorola Mobility Investments, LLC	US